Exhibit 3.16

CERTIFICATE OF AMENDMENT

OF

ARTICLES OF INCORPORATION

OF

HELICOPTER ADVENTURES, INC.

AFTER SHARES HAVE BEEN ISSUED

Corporation Number: C1580266

The undersigned certify that:

1. They are the Vice President and Secretary, respectively, of Helicopter Adventures, Inc., a California corporation.

2. Article I of the Articles of Incorporation of this corporation is amended to read as follows:

The name of the corporation is Bristow Academy, Inc.

3. The foregoing amendment of Articles of Incorporation has been duly approved by the board of directors.

4. The foregoing amendment of Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 902, California Corporations Code. The total number of outstanding shares of the corporation is 2000. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50%.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Date: April 5, 2007
/s/ Perry L. Elders
Perry L. Elders, Vice President

/s/ Randall A. Stafford
Randall A. Stafford, Secretary